Exhibit 5.1
December 8, 2008
Newpark Resources, Inc.
2700 Research Forest Drive, Suite 100
The Woodlands, Texas 77381
Ladies and Gentlemen:
     We have acted as counsel to Newpark Resources, Inc., a Delaware corporation (the “Company”) in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the resale by the selling security holder named therein from time to time of up to 2,400,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable upon exercise of a warrant (the “Warrant”) dated March 2, 2006 and governed by that certain Agreement (the “Warrant Agreement”) dated May 30, 2000.
     We have examined the Registration Statement, the Warrant and the Warrant Agreement, which have been filed as exhibits to the Registration Statement. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinion expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.
     In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We also have assumed that the Warrant Agreement is the valid and legally binding obligation of the parties thereto and their respective successors and assigns. In conducting our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties. In rendering the opinion set forth herein, we have assumed that, at the time of each issuance of Shares, there will be available a sufficient number of authorized and unissued shares of Common Stock that are not otherwise reserved for issuance for another purpose.
     In rendering the opinion expressed below, we have assumed that:

Newpark Resources, Inc.
December 8, 2008

     (i) the certificate of incorporation and the bylaws of the Company, each as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein; and
     (ii) that the certificates for the Shares will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by the registrar of the Common Stock.
     Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions stated herein, we are of the opinion that (i) the issuance of the Shares has been duly authorized, and (ii) the Shares, when issued and delivered upon exercise of the Warrants in accordance with the terms of the Warrant Agreement, and upon payment of the exercise price provided for therein, will be validly issued and will constitute fully paid and non-assessable shares of Common Stock.
     Our opinion herein is subject to applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers or conveyance), reorganization, moratorium and other similar laws affecting creditors’ rights generally and to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation, (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, and we express no opinion herein with respect to provisions relating to severability or separability.
     We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (which is deemed to include provisions of the Delaware Constitution and reported judicial opinions interpreting those laws), in each case as in effect on the date hereof and insofar as applicable. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the caption “Legal Matters” therein. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,

/s/ Andrews Kurth LLP